Exhibit 2.5

Colorado Secretary of State
Document must be filed electronically.		Date and Time: 02/18/2016 04:50 PM
ID Number: 20071247858
Paper documents will not be accepted.

Document processing fee	$25.00	Document number: 20161115043
Fees & forms/cover sheets		Amount Paid: $25.00
are subject to change.

To access other information or print
copies of filed documents,
visit www.sos.state.co.us and
select Business.		ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	20071247858

1. Entity name:	Famous Products, Inc.
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name:	DNA Brands, Inc.
(if applicable)

3. Use of Restricted Words (if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ “bank” or “trust” or any derivative thereof ☐ “credit union” ☐ “savings and loan” ☐ “insurance”, “casualty”, “mutual”, or “surety”

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)

OR

If the corporation’s period of duration as amended is perpetual, mark this box: ☒

7. (Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

AMD_PC	Page 1 of 2	Rev. 12/01/2012

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:	McKenzie	Adrian
	(Last)	(First)	(Middle)	(Suffix)
601 NW 22nd Street
(Street name and number or Post Office information)

	Wilton Manors	FL	33311
	(City)	(State)	(Postal/Zip Code)
United States
	(Province – if applicable)	(Country – if not US)

(The document need not state the true name and address of more than one individual.  However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

AMD_PC	Page 2 of 2	Rev. 12/01/2012

EXHIBIT “A”

ATTACHMENT TO AMENDED ARTICLES OF INCORPORATION OF

DNA BRANDS, INC.

(1)	AMENDMENT TO ARTICLE II:

Article II of the Articles of Incorporation is hereby amended to read as follows:

12.       The corporation is authorized to issue 10,000,000,000 (ten billion) shares of common stock.

(2)	AMENDMENT TO ARTICLE VII TO ATTACHMENT 1 TO ARTICLES OF INCORPORATION:

Article II of Attachment 1 to the Articles of Incorporation is hereby supplemented and superceded to the extent necessary for the effectiveness of the following terms of Article II which are inserted in its place and stead:

ARTICLE VII

Authorized Shares

Section 1. Number: The amount of the total authorized capital stock of the corporation shall be ten billion thirty million (10,030,000,000) shares consisting of ten billion (10,000,000,000) shares of Common Stock, $.001 par value per share, and thirty million (30,000,000) shares of Preferred Stock, $.001 par value, the designations, preferences, limitations and relative rights of the shares of each such class are as follows:

A.	Common Shares

(a)                     The rights of holders of the Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be subject to the preferences, limitations and relative rights of the Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors of the Corporation providing for the issuance of one or more series of the Preferred Shares.

(b)                     The holders of the Common Shares shall be entitled to one vote for each share of Common Shares held by them of record at the time for determining the holders thereof entitled to vote.

B.	Preferred Shares

The corporation may divide and issue the Preferred Shares into series. Preferred Shares of each series, when issued (currently classes A through G), shall be designated to distinguish it from the shares of all other series of the class of Preferred Shares. The Board of Directors is hereby expressly vested with authority to fix and determine the relative rights and preferences of the shares of any such series so established to the fullest extent permitted by these Articles of Incorporation and the Colorado Business Corporation Act in respect to the following:

(a)                     The number of shares to constitute such series, and the distinctive designations thereof;

(b)                     The rate and preference of dividend, if any, the time of payment of dividend, whether dividends are cumulative and the date from which any dividend shall accrue;

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(c)                     Whether the shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(d)                     The amount payable upon shares in the event of involuntarily liquidation;

(e)                     The amount payable upon shares in the event of voluntary liquidation;

(f)                     Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(g)                     The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(h)                     voting powers, if any; and

(i)                      Any other relative rights and preferences of shares of such series, including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any further series shall be subject.

The Board of Directors is also vested with the authority to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series.

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EXHIBIT 3.4

Certificate of Designation	Filed in the office of	Document Number
Filing Date and Time
Entry Number

Certificate of Designation For

Colorado Profit Corporations

1. Name of corporation:

DNA BRANDS, INC.

2.    By resolution of the board of directors pursuant to a provision in the articles of incorporation ("Resolution"), this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The shares of the series of preferred stock created and authorized by this Resolution shall be designated " Series G Convertible Preferred Stock" (the "Series G Preferred Stock"). The total number of authorized shares constituting the Series G Preferred Stock shall be Two Million (2,000,000) shares. The number of shares constituting the Series G Preferred stock may be increased or decreased at any time, from time to time, in accordance with applicable law up to the maximum number of available shares of preferred stock of the Corporation; provided, however, that no decrease shall reduce the number of shares of this series to a number less than that of the then-outstanding shares of Series G Preferred Stock. The stated Face value of the Series G Preferred Stock shall be $4.00 per share. Shares of the Series G Preferred Stock shall be dated the date of issue. (Continued on attachment)

3. Effective date of filing: (optional)

FEBRUARY 16, 2016

4: Signature: (required)

/s/ Adrian McKenzie, CEO

Signature of Officer

filing Fee: $25

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

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CERTIFICATE OF DESIGNATION OF

SERIES G

REDEEMABLE CONVERTIBLE PREFERRED STOCK OF

DNA BRANDS, INC.

The undersigned hereby certifies that pursuant to the authority conferred upon the Board of Directors of DNA BRANDS, INC., a Colorado corporation (the "Corporation"), by its Articles of Incorporation, as amended, and the Board of Directors, by unanimous written consent, duly approved and adopted the following resolution (referred to herein as the "Resolution”).

RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation ("Board of Directors") by the Articles of lncorporation of the Corporation (the ''Articles"), and in recognition of the fact that the Certificate of Amendment filed on February 16, 2016, designated the Series G Convertible Preferred Stock, the Board of Directors hereby confirms and further defines and, authorizes the issuance of a series of preferred stock, Face value $4.00 per share, of the Corporation, consisting of up to Two Million (2,000,000) shares, and hereby fixes the voting powers, designations, preferences, and relative, optional and other special rights , and qualifications, limitations, and restrictions thereof, of the shares of such series, in addition to those set forth in the Articles, as follows:

SECTION 1. DESIGNATION OF SERIES G CONVERTIBLE PREFERRED STOCK. The shares of the series of preferred stock created and authorized by this Resolution shall be designated "Series B Redeemable Convertible Preferred Stock" (the "Series G Preferred Stock"). The total number of authorized shares constituting the Series G Preferred Stock shall be Two Million (2,000,000) shares. The number of shares constituting this series of preferred stock of the Corporation may be increased or decreased at any time from time to time, in accordance with applicable Jaw up to the maximum number of shares of preferred stock authorized under the Articles, less all shares at the time authorized of any other series of preferred stock of the Corporation; provided, however., that no decrease shall reduce the number of shares of this series to a number less than that of the then-outstanding shares of Series G Preferred Stock. The stated face value of the Series G Preferred Stock shall be $4.00 per share. Shares of the Series G Preferred Stock shall be dated the date of issue.

SECTION 2. DIVIDEND RIGHTS. The holders of shares of Series G Preferred Stock shall receive cumulative dividends. "Dividends," as used in this section, shall mean all dividends provided for in paragraphs 2.1 and 2.2 of this section 2.

2.1       Semi-Annual Dividends. The holders of the Series G Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for such purpose, cash dividends ("Semi-Annual Dividends") at the rate of Seven Percent (7.00%) per share semi-annually (14% Fourteen Percent Annual), (computed on the basis of a 360-day year, 30-day month), payable semi-annually on October 1 and April 1. Such dividends shall be cumulative and shall accrue, whether or not earned or declared, from and after February 16, 2016 or the date of issue of the Preferred Stock, whichever is later.

2.2      Restrictions on Dividends, Distributions. So long as any Series G Preferred Stock shall remain outstanding, (i) no dividends whatsoever shall be declared or paid upon, nor shall any distribution be made upon, any shares of any other class of stock of the Corporation, other than a dividend or distribution payable in Common Stock, and (ii) no shares of any class of stock of the Corporation shall be redeemed by the Corporation or purchased or otherwise acquired by the Corporation or any Affiliate thereof, unless the Corporation is current with the dividends set forth in paragraph 2.1. In addition, if at any time there shall be any accrued and unpaid Dividends on any shares of Series B Preferred Stock then outstanding, no dividends whatsoever of any kind may be declared or paid upon, nor shall any distribution of any kind be made upon, any share of any class of stock of the Corporation other than the Series G Preferred Stock. For the purposes of this Section 1, the term "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person but shall exclude any Person which is an institution and which might be deemed to be such an Affiliate solely by reason of its ownership of the Series G Preferred Stock or any other securities originally issue d and sold to the initial purchaser of the Series G Preferred Stock or issued upon conversion of any of such securities, or by reason of its benefiting from any agreements or covenants of the Corporation entered into in connection with the issue and sale of any of such securities, and "Person" shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

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2.3      Additional Dividends. After the dividends set forth in paragraph 2.1 shall have been paid, if the Board shall elect to declare cash dividends on the Common Stock, additional cash dividends shall also be declared on the Series G Preferred Stock. Such additional dividends shall, in the aggregate, be equal to at least the amount obtained by multiplying the aggregate dividend payable on Common Stock by two (2). Each holder of shares of Series G Preferred Stock shall be entitled to participate ratably in such additional dividends based upon the percentage of outstanding Series G Preferred Stock held.

SECTION 3. LIQUIDATION RIGHTS AND RIGHTS ON DISSOLUTION.

3.1       Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series G Preferred Stock shall be entitled before any distribution or payment is made upon any shares of any other class of stock of the Corporation, to any and all mineral rights.

SECTION 4. VOTING RIGHTS. Except as otherwise provided by law and this Certificate of Incorporation, the holders of the Series G Preferred Stock shall have no right to vote on any matter to be voted on by the stockholders of the Corporation (including any election or removal of the directors of the Corporation) except as provided in paragraph 4.1, and except in each case to the extent specifically required by Colorado law.

4.1        Special Voting Rights. If and whenever any of the following events ("Preferred Stock Defaults") shall occur for any reason whatsoever: (i) the Corporation shall fail to make any conversion of the Series G Preferred Stock pursuant to this agreement on the date such conversion is required to be made or (ii) the Corporation shall take or purport to take any restricted corporate action specified herein without obtaining the prior consent to the holders of the Series G Preferred Stock required therein, then, and in any such event, a meeting of all of the stockholders of the Corporation shall be called pursuant to paragraph 4.4 and the terms of office of all directors of the Corporation in office immediately prior to such meeting shall terminate on the election and qualification of the directors elected at such meeting. At such meeting, and until all Preferred Stock Defaults shall have been cured in full, the holders of the outstanding Series G Preferred Stock, each being entitled to vote: (i) one vote per Common share that the holder of Series G Preferred Stock would be permitted to convert into as of the date of default; and (ii) voting separately as a class, shall be entitled to elect and remove the number of directors constituting a majority of the directors of the Corporation. Notwithstanding any provisions of this Certificate of Incorporation or the By-Laws of the Corporation classifying the directors of the Corporation into classes having staggered terms of office, for so long as the holders of the Series G Preferred Stock are entitled to elect or remove directors there shall be but one class of directors, each of whom shall be elected to serve, subject to paragraph 4.3. l, only until the next annual meeting of stockholders of the Corporation, and until their successors are elected and qualified. Any vacancy created by the resignation or death of any director elected by the holders of the Series G Preferred Stock may be filled by only an appointment made by a majority of the remaining directors then elected by the holders of the Series G Preferred Stock, and each director so appointed shall serve, subject to paragraph 4.3.1, until the next annual meeting of stockholders of the Corporation and until his successor is elected and qualified. Any director or directors elected by the holders of the Series G Preferred Stock or designated to fill a vacancy or vacancies, as provided in this paragraph 4.1, may be removed from office only by vote of the holders of a majority of the outstanding shares of the Series G Preferred Stock at a special meeting of such holders caused for the purpose of removing such director or directors, all as provided in paragraph 4.3. Any vacancy created by the removal of any such director shall be filled by the holders of the Series G Preferred Stock at the meeting at which such removal was voted pursuant to paragraph 4.3 or at any adjournment thereof.

4.2      Divestiture of Voting Rights. If the holders of the outstanding Series G Preferred Stock have become entitled to vote to elect or remove directors pursuant to paragraph 4.1, then, upon the curing in full of all Preferred Stock Defaults at the time existing, the holders of the Series G Preferred Stock shall be divested of their rights with respect to the election or removal of directors provided in paragraph 4.1, without prejudice to any subsequent re-vesting of such rights in the holders of the Series G Preferred Stock in accordance with the terms of paragraph 4.1 if there shall thereafter occur any Preferred Stock Default. Upon any such divesting of such voting rights of the holders of Series G Preferred Stock, the terms of office of all persons who may have been elected directors of the Corporation by vote of the holders of the Series G Preferred Stock (or pursuant to the fourth sentence of paragraph 4.3) shall terminate forthwith and the vacancies thereby created shall be filled in the manner provided by law or in the By-Laws of the Corporation.

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SECTION 5. Preferred Restrictions. The Corporation will not take any action forbidden by this paragraph without the prior consent (in addition to any other vote or consent required by law) of the holders of the outstanding shares of Series G Preferred Stock (or such higher percentage as may be required by law or by specific provisions of this Certificate of Incorporation), voting as a class in person or by proxy given in writing or at a special meeting called for the purpose.

SECTION 6. CONVERSION RIGHTS.

6.1       Redemption and Conversion of Series G Preferred Stock into Common Stock. The Corporation will redeem the holders of the Series G Preferred Stock based upon One Dollar of value every Twelve (12) months until the entire value of Four Dollars ($4.00) plus interest is paid off as defined in section 6.2. The Corporation will redeem Twenty Five Cents ($0.25) approximately every 90 days or a maximum of One Dollar ($1.00) within a twelve month period of time. The Corporation will issue common shares for the redemption based upon outstanding principal of their holdings of the Series G Preferred Stock and any Dividends accrued, but not yet paid, into fully-paid and non-assessable shares of Common Stock at Five Percent (5%) discount to the average "Fair Market Value" (the "Conversion Rate") but not to exceed 95 Cents ($0.95) per share. However, should the Corporation effect a forward split, the ceiling price of $.95 Cents ($0.95) per share shall be discounted down according to be split ratio and notwithstanding, the ceiling price shall be negotiable at the Holder of the Series G Preferred Stock request. [n no case shall the conversion price be less than One Cent ($0.01). "Fair Market Value" on a date shall be the average of the daily closing bid prices for the Five (5) consecutive trading days before such date excluding any trades which are not bona fide arm's length transactions. The closing price for each day shall be (a) if such security is listed or admitted for trading on any national securities exchange, the last sale price of such security, regular way, or the mean of the closing bid and asked prices thereof ifno such sale occurred, in each case as officially reported on the principal securities exchange on which such security are listed, or (b) if quoted on NASDAQ or any similar system of automated dissemination of quotations of securities prices then in common use the mean between the closing high bid and low asked quotations of such security in the over-the-counter market as shown by NASDAQ or such similar system of automated dissemination of quotations of securities prices, as reported by any member firm of the New York Stock Exchange selected by the Holder of the Series G Preferred Stock, (c) if not quoted as described in clause (b), the mean between the high bid and low asked quotations for the shares as reported by NASDAQ or any similar successor organization, as reported by any member firm of the New York Stock Exchange selected by the Holder of the Series G Preferred Stock. If such security is quoted on a national securities or central market system in lieu of a market or quotation system described above, the closing price shall be determined in the manner set forth in clause (a) of the preceding sentence if bid and asked quotations are reported but actual transactions are not, and in the manner set forth in clause (b) of the preceding sentence if actual transactions are reported.

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